Exhibit 99.1

News Release

BPZ Resources, Inc. Announces Departure of Frederic Briens

HOUSTON, Aug. 24, 2011 (GLOBE NEWSWIRE) — BPZ Resources, Inc. (NYSE:BPZ) announced today that Frederic J.L. Briens has advised the Company of his resignation as Chief of Strategy and Technology effective August 30, 2011, to accept another opportunity. His duties will be absorbed among the existing management team.

“Since we first met at Texas A&M University over 20 years ago, Fred has been a close friend and valued colleague. He joined me in co-founding BPZ & Associates, Inc., a predecessor to our existing Company, in 1989. After subsequently holding various technical positions in other firms, he then rejoined me in 2004 to help progress BPZ Energy’s efforts in Peru. Since that time, he has been instrumental in helping us recognize the significant potential of our reserves and resources, build our operations infrastructure, and establish key relationships in Peru. I truly appreciate Fred’s service to the Company, and on behalf of the entire BPZ staff, we wish him the very best in all his endeavors,” commented Manolo Zuniga, President and Chief Executive Officer.

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc., is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. Please visit the Company’s website at www.bpzenergy.com for more information.

CONTACT: A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com